Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO (978) 725-7555
LSB Corporation Announces Dividend Reinvestment and Stock Purchase Plan
NORTH ANDOVER, MA — (MARKET WIRE) – June 2, 2009 – LSB Corporation (NASDAQ-LSBX) (the “Company”), the parent company of River Bank (the “Bank”), today announced that the Board of Directors has approved the adoption of a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan will be administered through its stock transfer agent Computershare Trust Company, N.A. and the Company anticipates that a mailing will be sent to shareholders communicating the details of the Dividend Reinvestment and Stock Purchase Plan in June 2009. Information regarding the Plan, including a copy of the Plan prospectus, will also be available on the Company’s website at www.riverbk.com.
A dividend reinvestment and stock purchase plan is an investment option offered directly to existing shareholders from the issuing company, in this instance, LSB Corporation. At the shareholder’s option, dividends are not paid directly in cash, but instead are directly reinvested in Company common stock. The Plan will also allow for a shareholder to make additional, optional stock purchases of Company common stock with a minimum purchase amount of $50 up to a maximum limit of $10,000 per month. The specific terms and conditions, including applicable fees, associated with the Plan will be provided with the mailing in June.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through the Bank, which is its sole subsidiary. The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 2 full-service banking offices in New Hampshire in Derry and Salem.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.